As filed with the Securities and Exchange Commission on December 31, 2009

Registration No. 333-132451

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER
 THE SECURITIES ACT OF 1933
TETON ENERGY CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	84-1482290
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
600 17th Street, Suite 1600 North
Denver, CO 80202
(303) 565-4600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James J. Woodcock
Interim Chief Executive Officer
Teton Energy Corporation
600 17th Street, Suite 1600 North
Denver, CO 80202
(303) 565-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David Danovitch, Esq.
Kristin J. Angelino, Esq.
Jaclyn Amsel, Esq.
Gersten Savage LLP
600 Lexington Ave, 9 th  Floor
New York, New York 10022
(212) 752-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☑

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE: DEREGISTRATION

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-132451) of Teton Energy Corporation (the “Company”), which was filed with the Securities and Exchange Commission on March 15, 2006, as supplemented from time to time, relating to up to $50,000,000 of securities of the Company, including shares of common stock, debt securities, shares of preferred stock, which may be issued in the form of depositary shares evidenced by depositary receipts, stock purchase contracts, stock purchase units, and securities warrants to purchase debt securities, common stock, preferred stock or depositary shares (the “Registration Statement”).

On November 8, 2009, the Company and each of its subsidiaries filed voluntary petitions for relief and a proposed plan of reorganization (collectively, the “Bankruptcy Filing”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.  On November 9, 2009, the Company received written notice from the listing qualifications department of The NASDAQ Stock Market (“NASDAQ”) that trading in the Company’s securities would be suspended on November 18, 2009 and subsequently would be delisted from the NASDAQ Capital Market by the filing of a Form 25 with the Securities and Exchange Commission (the “Commission”).  NASDAQ filed the Form 25 with the Commission on December 15, 2009, and the delisting became effective ten days after such filing.

Additionally, on November 16, 2009, the Company failed to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 by the extension deadline and therefore is no longer in compliance with the requirement of Rule 144 of the Securities Act of 1933, as amended, regarding the availability of adequate current public information about an issuer of securities.

As a result of concerns about (i) the liquidity of the Company’s stock due to the Bankruptcy Filing and the delisting from the NASDAQ Capital Market and (ii) the lack of availability of adequate current public information about the Company, the Company hereby removes from registration all securities that have not been sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 30, 2009.

TETON ENERGY CORPORATION

By:	/s/ James J. Woodcock
James J. Woodcock
Chairman of the Board and Interim
Chief Executive Officer (Principal
Executive Officer)

By:	/s/ Jonathan Bloomfield
Jonathan Bloomfield
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. Woodcock	Chairman of the Board and Interim Chief Executive Officer	December 30, 2009
James J. Woodcock	(Principal Executive Officer)

/s/ Jonathan Bloomfield	Executive Vice President and Chief Financial Officer	December 30, 2009
Jonathan Bloomfield	(Principal Financial Officer)

/s/ Dominic J. Bazile, II	President, Chief Operating Officer and Director	December 30, 2009
Dominic J. Bazile, II

/s/ Thomas F. Conroy	Director	December 30, 2009
Thomas F. Conroy